Exhibit 99.1


          GeoPetro Resources Company Announces June 30, 2007
                     Quarterly Financial Results


    SAN FRANCISCO--(BUSINESS WIRE)--Aug. 8, 2007--GeoPetro Resources Company ("GeoPetro" or the "Company") (AMEX:GPR) (TSX:GEP.S) today announced unaudited financial results for the three and six months ended June 30, 2007. All currency amounts in this release are stated in U.S. dollars.

    Oil and gas revenue for the second quarter of 2007 increased 21% to $2,388,850 from $1,969,064 for the second quarter of 2006 due to higher natural gas prices. The Company reported net income available to common shareholders for the quarter ended June 30, 2007 of $238,778 ($0.01 per basic and diluted share), compared to a net loss available to common shareholders of $249,540 ($0.01 per basic and diluted share) in the previous year quarterly period.

    During the six months ended June 30, 2007, oil and gas revenues were $4,212,192 compared to $3,467,517 reported for the 2006 period, representing a 21% increase due to higher natural gas prices. The Company reported net income available to common shareholders for the six months ended June 30, 2007 of $56,164 ($0.00 per basic and diluted share), compared to a net loss available to common shareholders of $322,617 ($0.01 per basic and diluted share) in the previous year six month period.

    GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada, Indonesia and Australia. GeoPetro has developed a producing property in its Madisonville Project in Texas and is conducting a drilling program in East Kalimantan, Indonesia. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

    Cautionary Statements

    This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company's Annual Report on Form 10K on file with the U.S. Securities and Exchange Commission.

    No stock exchange or regulatory authority has approved or disapproved of the information contained herein. GeoPetro's common shares which trade on the Toronto Stock Exchange contain the ".S" suffix in the trading symbol indicating that the common shares are subject to trading restrictions imposed pursuant to Regulation S under the 1933 Act. In particular, the common shares which trade on the Toronto Stock Exchange may not, for a period of two years from the date of issuance, be offered or sold to persons in the United States or U.S. persons except in transactions exempt from registration under the 1933 Act. Hedging transactions involving the common shares must not be conducted unless in accordance with the 1933 Act.


    CONTACT: GeoPetro Resources Company
             Stuart J. Doshi, President & CEO, 415-398-8186 sdoshi@geopetro.com